Exhibit 99.1
SandRidge Mississippian Trust II Announces Distribution of Net Asset Sale Proceeds in November 2020

SANDRIDGE MISSISSIPPIAN TRUST II
The Bank of New York Mellon Trust Company, N.A., Trustee
___________________________________________________________________________________________News Release
For Immediate Release
HOUSTON, Texas October 23, 2020 — SANDRIDGE MISSISSIPPIAN TRUST II (OTC: SDRMU) today announced a distribution of approximately $6.2 million, or $0.125 per unit, reflecting the net proceeds received from the sale of the Trust’s assets to SandRidge Energy, Inc. on September 10, 2020 as previously disclosed, as well as the release of approximately $1.3 million of cash reserves previously withheld by the Trustee for the payment of future known, anticipated or contingent expenses or liabilities of the Trust. The distribution is expected to occur on or before November 23, 2020 to holders of record as of the close of business on November 13, 2020 and is expected to be the final distribution to be made to the Trust unitholders. The stock transfer books for the Trust units will be closed at the close of business on November 13, 2020. If any cash reserves remain following the payment of the Trust’s estimated remaining expenses and liabilities, the Trustee may make a final distribution to unitholders of such amount. Holders of record as of the close of business on November 13, 2020 will be entitled to such distribution, if any.

The Trust will remain in existence until the filing of a certificate of cancellation with the Secretary of State of the State of Delaware following the completion of the winding up process.

The Trust owned royalty interests in oil and natural gas properties in the Mississippian formation in Alfalfa, Grant, Kay, Noble and Woods counties in northern Oklahoma and Barber, Comanche, Harper and Sumner counties in southern Kansas and was entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the SEC, the amount of the quarterly distributions fluctuated from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil, natural gas and NGL prices, and the amount and timing of the Trust’s administrative expenses, among other factors. All Trust unitholders share distributions on a pro rata basis.

Distributable income was calculated as follows (in thousands, except for unit and per unit amounts):

Proceeds from sale of Trust assets	$5,250
Expenses of sale of Trust assets	(391)
Net proceeds from sale of Trust assets	4,859
Release of previously withheld cash reserves	1,348
Distributable income	$6,207
Distributable income available to unitholders	$6,207
Distributable income per unit (49,725,000 units issued and outstanding)	$0.125

Pursuant to Internal Revenue Code Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to non-U.S. persons should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to non-U.S. persons should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Mississippian Trust II to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate on the distribution made to non-U.S. persons. The Tax Cuts and Jobs Act (the "TCJA") enacted in December 2017 treats a non-U.S. holder's gain on the sale of Trust units as ECI to the extent such holder would have had ECI if the Trust had sold all of its assets at fair market value on the date of the exchange. The TCJA also requires the transferee of units to withhold 10% of the amount realized on the sale of exchange of units (generally, the purchase price) unless the transferor certifies that it is not a nonresident alien individual or foreign corporation. Pending the finalization of proposed regulations under IRC Section 1446, the IRS has suspended this new withholding obligation with respect to publicly traded partnerships such as the Trust, which is classified as a partnership for federal and state income tax purposes

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include: the amount and date of any anticipated distribution to unitholders; the future distribution of cash reserves, if any, that remain following the payment of the Trust's estimated remaining expenses and liabilities; and the timing of the cancellation of the Trust. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Mississippian Trust II is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, the Trust’s Quarterly Report on Form 10-Q for the period ended June 30, 2020, and all of its other filings with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	SandRidge Mississippian Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555